Exhibit 99.1

NEWS RELEASE

Contact:	Alan Hill
SI International, Inc.
703-234-6854
alan.hill@si-intl.com

SI International Appoints Two Executive Vice Presidents

Marylynn Stowers as EVP of IT Solutions; Mike Becraft as EVP of Mission Services

RESTON, VA – January 06, 2006 – SI International, Inc. (Nasdaq: SINT), an information technology and network solutions (IT) company, today announced the appointment of Marylynn Stowers as Executive Vice President (EVP) of the IT Solutions Group and Mike Becraft as EVP of the Mission Services Group.  Stowers and Becraft, along with Harry Gatanas who joined SI International as the EVP of the Strategic Programs Group in September 2005, report directly to Brad Antle, SI International’s President and CEO. SI International created these three positions to support the Company’s rapid growth during 2006 and beyond.  SI International’s eight business units are now incorporated into the Strategic Programs Group, the IT Solutions Group, and the Mission Services Group.

As EVP of the IT Solutions Group, Marylynn Stowers oversees a significant portion of business that addresses Federal IT modernization.  Her group’s focus is in the areas of software/application development, IT infrastructure and integration services, database and Web-based systems development, information security, and training, learning, human capital management and performance support solutions.

Marylynn Stowers has more than 24 years of experience providing IT services to the Federal government, such as Department of Homeland Security, State Department, Treasury Department, IRS, and intelligence agencies.  Most recently as Vice President of Mission Support Operations for SAIC, Stowers assumed leadership of a new business unit that provides mission-critical IT support to the intelligence community. Through organic growth and strategic wins, she grew the business substantially in its first year.  Stowers also held several other leadership roles at SAIC since joining the company in 1997.  Prior to SAIC, she assumed management positions at Lockheed Martin, Martin Marietta, General Electric Aerospace, and Harris Corporation.

“We are excited about Marylynn Stowers joining SI International’s senior leadership team.  Marylynn brings a great depth of federal government IT experience to SI International,” said Antle, President and CEO of SI International.  “She has built a strong skill set that encompasses strategic planning, organizational integration, customer interface, staff recruitment and retention, and financial management and controls.”

- more -

Mike Becraft, as EVP of the Mission Services Group, is responsible for a major portion of work with the Department of Homeland Security, State Department, and US Army.  His group’s focus is in the areas of business process outsourcing, records and data management, and outsourced IT, administrative and logistics services.  Becraft joined SI International in 2003 as Senior Vice President of Homeland Security.  Most recently, he oversaw the integration and management of Shenandoah Electronic Intelligence, Inc. (SEI), acquired by SI International in February 2005.

Becraft has more than 37 years of Federal civilian government and military experience.  Prior to joining SI International in 2003, he was Acting Deputy Commissioner and Chief of Staff at INS.  He retired from the Army as a Colonel in September of 1993 after serving in various command and staff positions worldwide to include two combat tours in the Republic of South Vietnam.  Becraft currently serves as Chair of the Executive Board of the Homeland Security Division of the National Defense Industrial Association (NDIA).

“The promotion of Mike Becraft recognizes his exceptional contributions to SI International,” said Antle. “Through his firsthand knowledge of homeland security needs and his leadership efforts in integrating SEI within SI International, he has played a key role in strengthening the Company’s ability to support the federal government.”

About SI International: SI International, a member of the Russell 2000 index, is a provider of information technology and network solutions (IT) primarily to the Federal government.  The Company combines technology and industry expertise to provide a full spectrum of state-of-the-practice solutions and services, from design and development to documentation and operations, to assist clients in achieving their missions.  SI International is ranked as the 49th largest Federal Prime IT Contractor by Washington Technology and has over 4,000 employees.  More information about SI International can be found at www.si-intl.com.

The above-referenced statements may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties, which are described in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties include: differences between authorized amounts and amounts received by the Company under government contracts; government customers’ failure to exercise options under contracts; changes in federal government (or other applicable) procurement laws, regulations, policies and budgets; the Company’s ability to attract and retain qualified personnel; and the important factors discussed in the Risk Factors section of the annual report on Form 10-K filed by the Company with the Securities and Exchange Commission and available directly from the Commission at www.sec.gov. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

###